UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-147414	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On November 12, 2008, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”) to enter into a series of purchase contracts for the potential purchase of eight hotels. The table below describes the hotels:

Hotel Location	Franchise	Seller	Number of Rooms	Purchase Price
Austin, Texas	Homewood Suites	Austin FRH, LTD.	97	$17,700,000
Austin, Texas	Hampton Inn	FRH Braker, LTD.	124	18,000,000
Round Rock, Texas	Hampton Inn	RR Hotel Investments, LTD.	93	11,500,000
Fort Lauderdale, Florida	Hampton Inn	VH Fort Lauderdale Investment, LTD.	109	17,800,000
Portsmouth, New Hampshire	Hampton Inn	MILLROC Portsmouth NH, LLC	126	15,800,000
Pittsburgh, Pennsylvania	Hampton Inn	Playhouse Square Hotel Associates, L.P.	132	19,000,000
Jackson, Tennessee	Hampton Inn & Suites	RMRVH Jackson, LLC	83	12,600,000
Jackson, Tennessee	Courtyard	CYRMR Jackson, LLC	94	15,200,000

TOTAL			858	$127,600,000

The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The aggregate initial deposits for the hotels listed above totaled $1,600,000. The initial deposits are refundable to our purchasing subsidiary if it elects to terminate the purchase contracts during the “review period,” which ends on December 27, 2008. In the event our purchasing subsidiary does not elect to terminate the purchase contracts during the review period, our purchasing subsidiary is required to make additional deposits in the aggregate amount of $1,600,000 within three (3) business days after the expiration of the review period.

The initial deposits under the purchase contracts have been funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposits and payment of the purchase price under each of the purchase contracts (other than the assumed debt described below) would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

The purchase contracts also contemplate that our purchasing subsidiary would assume existing loans secured by four of the hotels. The table below describes these loans:

Hotel Location	Franchise	Outstanding Principal Balance (a)	Interest Rate	Maturity Date
Austin, Texas	Homewood Suites	$7,622,421	5.99%	March 2016
Austin, Texas	Hampton Inn	7,820,000	5.95%	March 2016
Round Rock, Texas	Hampton Inn	4,204,910	5.95%	May 2016
Portsmouth, New Hampshire	Hampton Inn	9,698,039	6.07%	April 2016

TOTAL		$29,345,370

Note:

(a)	All loans provide for monthly payments of principal and interest on an amortized basis.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to each hotel. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to a hotel as a result of its review that will cause us to terminate a purchase contract. If our purchasing subsidiary terminates a purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits under that contract to the seller. If a closing occurs under a purchase contract, the deposits will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include, but are not limited to, the following: the sellers having performed and complied in all material respects with the covenants under the purchase contracts; all third party consents having been obtained; the existing management and franchise agreements shall have been terminated by the sellers and new management and franchise agreements shall have been executed by one of our subsidiaries; and the defeasance of two existing loans secured by the Pittsburgh, Pennsylvania and Fort Lauderdale, Florida properties, which cost will increase the purchase price for these hotels. If any of the closing conditions under the purchase contracts are not satisfied by the sellers, our purchasing subsidiary may terminate a purchase contract and receive a refund of the deposits.

Accordingly, as of the date of this report and until the closing of the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire any or all of the hotels.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

November 13, 2008

4